Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Kestra Medical Technologies, Ltd. of our report dated August 28, 2024, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is December 11, 2024 relating to the financial statements of West Affum Intermediate Holdings Corp., which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-284807). We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-284807) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

March 5, 2025